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                                                                    Exhibit 10.1

                              AMENDED AND RESTATED
                          MULTICURRENCY PROMISSORY NOTE

U.S. $10,000,000                                              Chicago, Illinois:
                                                   dated as of February 23, 1998

          The Borrowers, jointly and severally, for value received, hereby promise to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697 ("Bank"), the unpaid principal amount of all Multicurrency Advances made by Bank to the Borrowers under the terms of this Note. The aggregate principal amount of all Multicurrency Advances at any one time outstanding hereunder shall at no time exceed the equivalent (as determined in the manner set forth in Section 2.4 hereof) TEN MILLION UNITED STATES DOLLARS (U.S. $10,000,000). All advances hereunder shall mature and be payable on the Termination Date. The Borrowers further promise to pay to the order of the Bank interest on the unpaid principal amount of the Multicurrency Advances at the rates and at the times as hereinafter provided. The initial Multicurrency Advance, all subsequent Multicurrency Advances, all payments made on account or principal, the interest rate applicable to each Multicurrency Advance, and the Interest Period (as hereinafter defined) applicable to each Multicurrency Advance shall be endorsed by the Bank on the attached schedules to this Note or, at the Bank's option, in its records, which schedules or records shall be rebuttable presumptive evidence of the subject matter thereof.

     1.   DEFINITIONS AND INTERPRETATION OF NOTE.

     1.1 Definitions. In addition to the terms defined elsewhere in this Note, the following terms shall have the meanings indicated for purposes of this Note (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Applicant Borrower" -- see Section 11.2.

          "Authorized Guarantor Officer" means Dan A. DeCanniere or Kenneth L. Hastings or such other authorized officer of the Guarantor designated in writing from time to time by Dan A. DeCanniere or Kenneth L. Hastings.

          "Authorized Officer" means any officer or employee designated by a Borrower from time to time in a schedule in the form set forth as Exhibit 1. Each such schedule shall become effective when received by Bank.

          "Banking Day" means any day other than a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Chicago, Illinois, and which is a day on which dealings in eurocurrencies may be carried on by Bank in the interbank currency market.

          "Borrowers" means (i) Hewitt Associates Limited, Hewitt Associates SARL, Hewitt Associates S.A., Hewitt Associates PTY. LTD. (Singapore), Hewitt

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Associates, S.A., Hewitt Associates GmbH, Hewitt Associates Kabushiki Gaisya,
Hewitt Associates PTY. LTD., Hewitt Associates Limited (New Zealand) and Hewitt Associates LLC (Hong Kong Branch) and (ii) a subsidiary of the Guarantor that from time to time becomes a party hereto pursuant to Section 11.2.

          "Designated Borrower" means any Applicant Borrower which becomes a party hereto in accordance with Section 11.2.

          "Designated Borrower Certificate" means a Designated Borrower Certificate substantially in the form of Exhibit IV hereto.

          "Designated Currency" means any and all of the currencies set forth on
Exhibit II hereto, as the same may be modified from time to time upon the mutual consent of the Borrowers and Bank; provided, that any such currency may be deleted at the Bank's request upon its determination that said currency is not readily available in the applicable currency market.

          "Event of Default" means an event described in Section 8.1 hereof.

          "Guarantor" means Hewitt Associates LLC.

          "Guaranty" means the guaranty of the obligations of the Borrowers hereunder by the Guarantor in form and substance satisfactory to the Bank.

          "Interbank Rate" means, with respect to each Interest Period for a Multicurrency Advance, the rate per annum at which deposits in the Designated Currency for such Multicurrency Advance in immediately available funds are offered to Bank two (2) Banking Days prior to the beginning of such Interest Period by major banks in the interbank currency market at or about 9:00 a.m., Chicago time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of the Multicurrency Advance to be outstanding during such Interest Period.

          "Interest Period" means the period commencing on the borrowing date of a Multicurrency Advance or the last day of the prior Interest Period for such Multicurrency Advance, if such Multicurrency Advance is continued pursuant to
Section 2.3, as the case may be, and ending on the numerically corresponding day one, two, three or six months thereafter, as selected by a Borrower pursuant to Section 2.2 or Section 2.3; provided, however, that:

     a. any Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day; and

     b. any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such interest Period) shall end on the last Banking

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     Day of the calendar month at the end of such Interest Period; and

     c.   no Interest Period shall extend beyond the Termination Date.

          "Multicurrency Advance" means an advance in a Designated Currency by Bank to a Borrower under this Note, each of which shall bear interest at a rate determined with reference to the Interbank Rate.

          "Payment Date" -- see Section 3.

          "Reference Rate" means, at any time, the rate of interest then most recently announced by the Bank at San Francisco, California as its reference rate. Each change in the interest rate on any Multicurrency Advance bearing interest at a rate determined with reference to the Reference Rate shall take effect on the affective date of the change in the Reference Rate.

          "Subsidiary" means any person of which or in which the Guarantor and its other Subsidiaries own directly or indirectly 50% or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such person, if it is a corporation, (ii) the capital interest or profits interest of such person, if it is a partnership, joint venture or similar entity, or (iii) the beneficial interest of such person, if it is a trust, association or other unincorporated organization.

          "Termination Date" means February 28, 2000 or such later date to which the Termination Date maybe extended pursuant to Section 2.6.

          "Unmatured Event of Default" means an event which with the passage of time or with notice or both would constitute an Event of Default.

     1.2 Interpretation of Note. A Section or an Exhibit is, or unless otherwise stated, a reference to a section hereof or an exhibit hereto, as the case may be. Section captions used in this Note are for convenience only, and shall not affect the construction of this Note. The words "hereof," "herein," "hereunder" and words of similar purport when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note.

     2.   BORROWING PROCEDURES.

     2.1 Multicurrency Advances. Subject to the terms and conditions hereof from time to time prior to the Termination Date, Borrowers may individually or jointly borrow, repay and reborrow and the Bank agrees to lend, Multicurrency Advances in one or more Designated Currencies but not exceeding in the aggregate principal amount outstanding as of the respective date each Multicurrency Advance is made hereunder the equivalent of U.S. $10,000,000. Each Multicurrency Advance shall be in a minimum amount of the equivalent of U.S. $250,000 or an integral multiple of $100,000 in excess thereof (as determined as of the date of such Advance in the manner specified in Section 2.4.

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     2.2  Requests for Multicurrency Advances. Each Multicurrency Advance shall be made upon telephonic notice from an Authorized Guarantor officer actually received by the Bank prior to 9:00 a.m., Chicago time, at least two (2) Banking Days prior to such requested Multicurrency Advance. Each notice shall be promptly confirmed in a writing or by facsimile signed by an Authorized Officer substantially in the form of Exhibit III hereto; it being understood that a Borrower's failure to so confirm any request for a Multicurrency Advance or otherwise comply with the provisions of this Section 2.2 shall not affect the obligation of the Borrowers to repay each Multicurrency Advance in accordance with the terms of this Note.

     2.3 Continuation of Multicurrency Advances. A Borrower may elect to continue all or any portion of an outstanding Multicurrency Advance from the current Interest Period for such Advance into a subsequent Interest Period to begin on the last day of such current Interest Period, provided that (i) no such continuation will be permitted if, after giving effect to such continuation, the aggregate principal amount outstanding hereunder exceeds the equivalent of U.S. $ 10,000,000 (as determined in the manner specified in Section 2.4) and (ii) each such continuation shall be in a minimum amount of the equivalent of U.S. $250,000 (as determined as of the date of such continuation in the manner specified in Section 2.4). Each such continuation shall be made upon telephonic notice from an Authorized Guarantor Officer actually received by Bank prior to 9:00 a.m., Chicago time, at least two (2) Banking Days prior to such requested continuation. Each notice shall be promptly confirmed in a writing or by facsimile signed by an Authorized Officer substantially in the form of Exhibit III hereto; it being understood that a Borrower's failure to so confirm any request for a Multicurrency Advance or otherwise comply with the provisions of this Section 2.3 shall not affect the obligation of the Borrowers to repay each continued Multicurrency Advance in accordance with the terms of this Notes.

     2.4 Exchange Rates. Whenever, pursuant to this Note, the U.S. dollar equivalent of an amount denominated in a currency is to be determined as of a date, such determination shall be made at the spot rate quoted by Bank in Chicago to its customers at approximately 9:00 a.m., Chicago time, two (2) Banking Days prior to such date, at which Bank offers to purchase on such date from third parties such currency in U.S. dollars. Any determination made by Bank under this Section 2.4 shall be conclusive and binding in the absence of manifest error in the determination or calculation thereof.

     2.5 Proceeds. Bank shall credit the proceeds of each Advance to such account of a Borrower maintained at such financial institution as such Borrower shall specify in writing at the time of the request for a Eurodollar Advance.

     2.6 Extension of Termination Date. The initial Termination Date shall be February 28, 2000. The Guarantor may, not earlier than 180 days and not later than 60 days prior to each Termination Date execute and deliver to the Bank an extension letter in substantially the form of Exhibit V hereto, with appropriate insertions, requesting that the Termination Date be extended for one year. Such request for an extension of the Termination Date shall became effective if the Bank shall, in its sole and absolute discretion, execute such extension letter and return a copy thereof to the Guarantor prior

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to each such applicable Termination Date.

     3. PAYMENT DATES FOR MULTICURRENCY ADVANCES. Each Multicurrency Advance shall be payable on the Termination Date or, if sooner, on the last day of the Interest Period with respect to such Multicurrency Advance (or, if such Multicurrency Advance has been continued, the last day of the final interest period with respect to such Multicurrency Advance). The last day of the Interest Period (or, if continued, the final Interest Period) with respect to such Multicurrency Advance is herein called the "Payment Date" for such Multicurrency Advance. No prepayment of any Advance made hereunder shall be permitted without the Bank's prior written consent. Subject to the provisions of the foregoing sentence, the Borrowers may terminate this Note upon payment in full of the then-outstanding Multicurrency Advances, accrued interest thereon to the date of such termination, and any amount required to indemnify the Bank pursuant to
Section 6.2 hereof in respect of such payment.

     4.   INTEREST.

     4.1 Interest Before the Payment Date. The unpaid principal amount of each Multicurrency Advance shall bear interest prior to the Payment Date for such Multicurrency Advance at a rate per annum equal to the Interbank Rate in effect for each Interest Period applicable to such Multicurrency Advance plus .75% per annum. Accrued interest on each Multicurrency Advance shall be payable on the last day of each Interest Period with respect thereto and on the Payment Date for such Multicurrency Advance and if the Interest Period is in excess of 3 months, on a date three months after the commencement of the Interest Period.

     4.2 Interest After the Payment Date. Borrowers shall pay to the Bank interest on any amount of principal of any Multicurrency Advance which is not paid at maturity whether on the Payment Date for such Multicurrency Advance or upon acceleration, accruing from and including such Payment Date to, but not including, the date of payment thereof in full, at the rate per annum which is equal to two percent (2%) in excess of the Reference Rate in effect from time to time. After the Payment Date for such Multicurrency Advance, accrued interest shall be payable on demand.

     4.3 Method of Calculating Interest. Interest on the unpaid principal amount of each Multicurrency Advance shall be calculated on the basis of a year consisting of 360 days (except any Multicurrency Advance in Pounds Sterling which shall be calculated on the basis of a year consisting of 365 or 366 days) and paid for actual days elapsed, calculated as to each Interest Period from and including the first day thereof to, but not including, the last day thereof.

     5.   PAYMENTS.

     5.1 Currency of Payments. Each payment on account of an amount due from a Borrower hereunder shall be made in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Upon request, Bank will give a

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Borrower a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error. The obligation of a Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by Bank of the full amount in the appropriate currency payable hereunder. Borrowers agree that their obligation to make each payment on account of such amount in the currency in which such amount in denominated shall be enforceable as an additional or alternative cause of action for the purpose of recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

     5.2 Conversion of Currencies. If for the purpose of obtaining judgment in any court it is necessary to convert an amount in any currency due from a Borrower hereunder (hereinafter called the "Original Currency") into another currency (hereinafter called the "Other Currency"), the rate of exchange which shall be applied shall, to the fullest extent permitted by applicable law, be that at which Bank could purchase, in Chicago, Illinois, in accordance with normal banking procedures, the Original Currency with the Other Currency on the business day of the Bank preceding that on which final judgment is given. The obligation of a Borrower in respect of any such amount in the Original Currency shall, notwithstanding any judgment in an Other Currency and notwithstanding the rate of exchange actually applied in giving such judgment, be discharged only to the extent that on the business day of the Bank following receipt by the Bank of any sum adjudged to be so due in the Other Currency the Bank is able to purchase, in accordance with normal banking procedures, the Original Currency with the amount of the Other Currency actually received, and if the amount of the Original Currency so purchased is less than the sum originally due to the Bank in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss or shortfall.

     5.3 Payments Free and Clear. Each payment on account of an amount due from a Borrower hereunder shall be made by the Borrower without deduction, withholding, set-off or counterclaim for, and free and clear of, any and all taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature (hereinafter collectively called "Taxes") now or hereafter imposed, levied, collected or assessed by any state, nation or other jurisdiction or any political subdivision or taxing authority thereof or therein. In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required by law in respect of any Taxes, the Borrowers shall (a) pay to the appropriate authority the amount required to be so withheld or deducted, (b) pay to Bank additional amounts such that the Bank receives a net amount equal to the full amount it would have received had no such withholding or deduction been required, and (c) deliver to the Bank within 15 days after the date of such payment by the Borrowers evidence satisfactory to the Bank (including, where appropriate, the relevant payment receipts) showing that such payment has been duly remitted to the appropriate authority.

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     5.4  Place of Payment. All payments hereunder shall be made to Bank in immediately available funds prior to 12:30 p.m., Chicago time, on the date due at its office at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place as may be designated by Bank to Borrowers in writing. Any payments received after such time shall be deemed received on the next succeeding Banking Day. Subject to the definition of the term "Interest Period," whenever any payment to be made hereunder shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the calculation of interest. The Bank may, but shall not be obligated to, charge any account of Borrowers at Bank for the payment when due of all amounts payable by Borrowers hereunder.

     6.   INCREASED COST; FUNDING LOSSES.

     6.1 Increased Cost. If, as a result of any law, regulation, treaty or directive, or any change therein, or in the interpretation or application thereof or compliance by Bank with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or instrumentality:

     a. any tax, duty or other charge with respect to any Multicurrency Advance or this Note is imposed, modified or deemed applicable, or the basis of taxation of payments to Bank of the principal of, or interest on, any Multicurrency Advance (other than taxes imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office) is changed;

     b. any reserve, special deposit, special assessment, or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank is imposed, modified or deemed applicable; or

     c. any other condition affecting this Note or the Multicurrency Advances is imposed an Bank or the relevant currency market;

and the Bank reasonably determines that, by reason thereof, the cost to the Bank of making or maintaining any Multicurrency Advance is increased, or the amount of any sum receivable by the Bank hereunder in respect of any Multicurrency Advance is reduced; then, Borrowers agree that they shall pay to Bank upon demand such additional amount or amounts as will compensate the Bank for such additional cost or reduction. Determinations by the Bank for purposes of this
Section 6.1 of the additional amounts required to compensate the Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods. In no event shall Borrowers be required to reimburse the Bank for (i) any income, property or similar tax, or (ii) any penalty imposed on the Bank for violation of law.

     6.2 Funding Losses. Borrowers will indemnify Bank upon demand against any loss or expense which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits

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or other funds acquired to effect, fund or maintain any Multicurrency Advance)
as a consequence of (i) any failure of a Borrower to make any payment when due of any amount due hereunder, (ii) any failure of a Borrower to borrow or continue a Multicurrency Advance on a date specified therefor in a notice thereof, or (iii) any payment (including any payment made pursuant to Bank's demand for payment of the unpaid principal of the Multicurrency Advances) or prepayment of any Multicurrency Advance on a date other than the last day of the Interest Period for such Multicurrency Advance. In the case of any Multicurrency Advance, such loss or expense shall include an amount equal to the present value of the excess, if any, as reasonably determined by the Bank, of (A) its cost of obtaining the funds for the Advance being paid, prepaid or not borrowed or continued or (based on the Interbank Rate applicable thereto) for the period from the date of such payment or failure to borrow or continue (such date being hereinafter referred to an the "Breakage Date") to the last day of the then current Interest Period for such Advance (or, in the case of a failure to borrow or continue, the Interest Period for such Advance that would have commenced on the date of such failure) over (B) the amount of interest that Bank would have earned had it invested the entire amount of funds so paid or prepaid or the entire amount of funds acquired to effect, fund or maintain the Advance not borrowed or continued, as the case may be, in U.S. Government Treasury Securities with a maturity comparable to such period or Interest Period. The present value of such excess shall be calculated by discounting such excess to the Breakage Date at the interest rate expressly borne by such U.S. Government Treasury Securities or, if none, the affective interest rate on such Securities. Determinations by the Bank for purposes of this paragraph of the amount required to indemnify the Bank against any such loss or expense shall be conclusive in the absence of manifest error.

     6.3 Discretion of Bank as to Manner of Funding. Borrowers acknowledge that Bank may fund all or any part of the Multicurrency Advances by sales of participations to various participants, and agrees that Bank may, in invoking its rights under this Section 6, demand and receive payment for costs and other amounts incurred by, or allocable to, any such participant, or take other action arising from circumstances applicable to any such participant, to the same extent that such participant could demand and receive payments, or take other action, under this Section 6 if such participant were the Bank under this Note.

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     7.   WARRANTIES. The borrowers warrant to the Bank that (i) the execution and delivery of this Note and the performance by the Borrowers of their obligations hereunder are within the Borrowers' corporate powers and have been duly authorized by all necessary corporate action on the Borrowers' part, (ii) this Note is the Borrowers' legal, valid and binding obligation, enforceable in accordance with its terms, (iii) the making and performance of this Note do not and will not contravene or conflict with the charter or by-laws of any of the Borrowers' or violate or constitute a default under any law, any presently existing requirement or restriction imposed by judicial, arbitral or other governmental instrumentality, or any agreement, instrument or indenture by which any of the Borrowers is bound, (iv) the execution and delivery of the Guaranty are within the Guarantor's powers and have been duly authorized by all necessary partnership action on the Guarantor's part, (v) the Guaranty is the Guarantor's legal, valid and binding obligation enforceable in accordance with its terms,
(vii) the making and performance of the Guaranty will not contravene or conflict with the Guarantor's partnership agreement or violate or constitute a default under any law, any presently existing requirement or restriction imposed by judicial, arbitral or other governmental instrumentality, or any agreement, instrument or indenture by which the Guarantor is bound and (viii) the financial statements of the Guarantor dated September 30, 1997, which have been provided to the Bank, have been prepared on a basis consistent with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of the Guarantor on such date and the results of its operations for the period then ended and there has been no material adverse change in the Guarantor since September 30, 1997.

     8.   EVENTS OF DEFAULT AND REMEDIES.

     8.1 Events of Default. Each of the following shall constitute an Event of Default under this Note:

     a. Non-Payment. Default, and the continuance thereof for five days, in the payment when due of any principal of, or interest on, any Advance or any fee hereunder.

     b. Non-Payment of Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any indebtedness for borrowed money in an aggregate principal amount in excess of $50,000 of, or guaranteed by, one of the Borrowers or the Guarantor.

     c. Acceleration of Other Indebtedness. Any event or condition shall occur which results in the acceleration of the maturity of any indebtedness for borrowed money in excess of $50,000 in the aggregate of, or guaranteed by, any of the Borrowers or the Guarantor or enables the holder or holders of such other indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other indebtedness; provided, however, that with respect to any Borrower such an event or condition will constitute an Event of Default only if it continues for at least five days.

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     d.   Insolvency. The Guarantor becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Guarantor or for a substantial part of the property of the Guarantor, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Guarantor or for a substantial part of the property of the Guarantor and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Guarantor is consented to or acquiesced in by the Guarantor or remains for 30 days undismissed; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Guarantor which is not released within 30 days of service.

     e. Pension Plans. The institution by any of the Borrowers or the Guarantor or any ERISA Affiliate (as hereinafter defined) of steps to terminate any plan (as hereinafter defined) if, in order to effectuate such termination, (i) any of the Borrowers, or the Guarantor or any ERISA Affiliate would be required to make a contribution to such Plan or would incur a liability or obligation to such Plan and (ii) immediately after giving effect to the payment or satisfaction of such contribution, liability or obligation (if made or undertaken by any of the Borrowers or the Guarantor) an Event of Default or Unmatured Event of Default would exist and be continuing; or the institution by the Pension Benefit Guaranty Corporation of steps to terminate any Plan. For purpose of this subsection, the term "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Guarantor, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414 (b) and 414(c), respectively, of the Internal Revenue Code of 1986 or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the term "Plan" shall mean a "pension plan", as such term is defined in ERISA, established or maintained by any of the Borrowers or Guarantor or any ERISA Affiliate or as to which any of the Borrowers or the Guarantor or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

     f. Warranty. Any warranty made by the Borrowers herein is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by the Borrowers to the Bank is untrue or misleading in any material respect on the date as of which the facts set forth therein arc., stated or certified; or any certification made or deemed made by the Borrowers to the Bank is untrue or misleading in any material respect on or as of the date made or deemed made and is not made.

     g. Incorporation by Reference of Covenants. Any of the covenants or agreements of the Guarantor under that certain Credit Agreement dated as of May 28, 1996 among Guarantor, Harris Trust and Savings Bank, individually and as Agent thereunder, and other Lenders, including the Bank, as amended from

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     time to time with the consent of the Bank (the "Credit Agreement") shall have been breached. All of such covenants, together with related definitions and ancillary provisions, are hereby incorporated into this Agreement by reference, mutatis mutandis, as if such terms were set forth in this Agreement in full, without regard to any amendment, modification or termination of such Credit Agreement, without regard to any expiration of any commitment thereunder and without regard to the final payment in full of any obligations of the Guarantor or any other person or entity thereunder.

     h. Litigation. There shall be entered against the Guarantor or any of the Borrowers one or more judgments or decrees in excess of $250,000 in the aggregate at any one time outstanding for the Guarantor and any of the Borrowers excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof, (ii) which are pending appeal and with respect to which any enforcement is stayed or
     (iii) for and to the extent which the Guarantor, or applicable Borrower is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Guarantor or the applicable Borrower is otherwise indemnified if the terms of such indemnification are satisfactory to the Bank.

     i. The Guaranty. The Guaranty shall cease to be in full force and effect or the Guarantor shall contest the validity thereof in any respect.

     8.2 Remedies. If any Event of Default described in Section 8.1 shall have occurred and be continuing, the Bank may declare its commitment to make Multicurrency Advances hereunder to be terminated and all outstanding Multicurrency Advances and this Note to be due and payable, whereupon such commitment shall immediately terminate and all outstanding Multicurrency Advances and this Note shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 8.1(d) occurs, such commitment shall immediately terminate and all outstanding Multicurrency Advances and this Note shall become immediately due and payable without declaration or notice of any kind).

     9. CONDITIONS PRECEDENT TO EACH ADVANCE. The obligation of the Bank to make each Multicurrency Advance is subject to the satisfaction of each of the following conditions precedent:

     9.1 Notice. The Bank shall have received timely notice of the Multicurrency Advance in accordance with Section 2.2.

     9.2 Default. Before and after giving effect to the Multicurrency Advance, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

     9.3 Warranties. Before and after giving effect to the Multicurrency Advance, the warranties in Section 7 shall be true and correct as though made on the date of the Multicurrency Advance, except for such changes as are specifically permitted hereunder.

     9.4 Certification. The request for the Loan shall be deemed to be a certification that the conditions precedent set out in Sections 9.2 and 9.3 and have been satisfied.

     10. CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of the Bank to make the initial Multicurrency Advance is subject to the ratification of each of the following conditions precedent;

     10.1 Note. The Borrowers shall have delivered to the Bank the duly executed Note.

     10.2 Resolutions. The Borrowers shall have delivered to the Bank copies, duly certified by their secretaries or assistant secretaries, of (i) the resolutions of the Board of Directors or other governing body of each Borrower authorizing or ratifying the execution and delivery of this Note and authorizing the borrowing hereunder, (ii) all documents evidencing other necessary corporate action, and (iii) all approvals or consents, if any, with respect to this Note.

     10.3 Incumbency Certificate. The Borrowers shall have delivered to the Bank a certificate of the secretaries or assistant secretaries of each Borrower certifying the names of each Borrower's officers authorized to sign this Note and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

     10.4 Guaranty. The Guarantor shall have delivered the duly executed
Guaranty.

     10.5 Resolutions. The Guarantor shall have delivered to the Bank a copy, duly certified by the Secretary of its Executive Committee of all necessary partnership action authorizing the delivery of the Guaranty.

     10.6 Incumbency Certificate. The Guarantor shall have delivered to the Bank a certificate of the Guarantor certifying the names of the Guarantor's officers authorized to sign the Guaranty.

     10.7 Opinion. The Guarantor shall have delivered to the Bank an opinion of
C. Lawrence Connolly, III, counsel to the Guarantor, addressed to the Bank, in the forms satisfactory to the Bank.

     11.  GENERAL.

     11.1 Joint and Several Liabilities. The Borrowers agree that each and every of their obligations hereunder are joint and several and the primary obligations of each of them, and each hereby waives any defenses it may claim as a guarantor of the other parties, or as an accommodation party or surety under the common law. The Bank may, from time to time, without notice to any of the Borrowers, take any or all of the following actions (i) obtain or release any security interest that any party may grant from time to time in any property to secure any of the obligations hereunder (provided, that this provision shall not, in itself, give the Bank any right to require the granting of a security interest in any property) ; (ii) obtain or release the primary or secondary liability of any party or parties in addition to the Borrowers with respect to any of the obligations hereunder; (iii) extend or renew for any period (whether or not longer than the original period), or release or compromise any obligation of any nature of any obligor with respect to any of the obligations hereunder; and
(iv) resort to any of the Borrowers for payment of any of the obligations hereunder whether or not the Bank shall have resorted to any property securing the obligations or to, the other Borrowers or to any other party primarily or secondarily liable with respect to such obligations. Each of the Borrowers waives (x) any right of, or claim to, contribution by the other Borrowers, and
(y) any right of, or claim to, subrogation by such Borrower to the rights of the Bank with respect to any obligations or liabilities of the Borrowers hereunder.

     11.2 Addition of a Designated Borrower. (a) The Guarantor may at any time designate any Subsidiary of the Guarantor that satisfies the requirements of subsection 11.2(b) (an "Applicant Borrower") as a Designated Borrower hereunder by delivering to the Bank a Designated Borrower Certificate executed by the Applicant Borrower and the Guarantor, together with the documents required by subsection 10 and such other supporting resolutions, incumbency certificates and opinions of counsel as the Bank may reasonably request. Any such addition of a Designated Borrower shall be effective upon the later of (i) delivery to the Bank of all of the documents specified in the preceding sentence or (ii) ten Banking Days after the delivery of such Designated Borrower Certificate to the Bank. Such Applicant Borrower shall thereupon become a party hereto and a Designated Borrower hereunder and shall be (i) entitled to all rights and benefits of a Borrower hereunder and under each instrument executed pursuant hereto and (ii) subject to all obligations of a Borrower hereunder and thereunder.

          (b) Each Designated Borrower will be a direct or indirect, wholly-owned Subsidiary of the Guarantor (excluding director qualifying shares) (or, with the consent of the Bank, which consent shall not be unreasonably withheld, a direct or indirect, majority-owned Subsidiary of the Guarantor) and will be organized under the laws of Canada, Japan, a country included in the European Union or any other country acceptable to the Bank, in its sole discretion.

     11.3 Prior Note. This Note has been issued in substitution for (i) a note of certain Borrowers dated as of September 30, 1992 in the principal amount of $7,000,000 and (ii) a note of a certain Borrower dated as of September 30, 1992 in the principal amount of $3 ,000,000, executed and delivered to Continental Bank N.A., a predecessor to the Bank, and all indebtedness thereunder shall be evidenced hereby, including without limitation all accrued but unpaid interest thereunder.

     11.4 Authorization and Indemnity. Borrowers hereby authorize Bank to rely upon the instructions of any person identifying himself or herself as an Authorized Officer, and Borrowers shall be bound thereby in the same manner as if such person were actually an Authorized Officer. Borrowers hereby agree to indemnify Bank and hold it harmless from any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable fees of attorneys and paralegals for Bank and other legal expenses) which may arise or be created by the acceptance of instructions for making Multicurrency Advances or disbursing the proceeds thereof, and to pay all legal and other costs and expenses (including, without limitation, reasonable fees of attorneys and paralegals for Bank and costs of collection) incurred by the Bank in connection with (i) the preparation, negotiation and execution of this Note,
(ii) obtaining payment of the amounts payable by Borrowers hereunder.

     11.5 Information. The Bank may furnish any information concerning Borrowers in the possession of the Bank from time to time to assignees of the right of the Bank hereunder and to participants In any Multicurrency Advance (including prospective assignees and participants) and may furnish information in response to credit inquiries consistent with general banking practice.

     11.6 Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     11.7 Law. This Note shall be governed by the laws of the State of Illinois.

     11.8 Consent to Jurisdiction and Service. Each Borrower hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Illinois or the United States of America for the Northern District of Illinois in connection with any actions or proceedings brought against such Borrower by the Bank arising out of or relating to this Note or the banking relationship giving rise to this Note, and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each Borrower hereby waives and agrees not to assert in such action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) such Borrower is not personally subject to the jurisdiction of any such court; (b) such Borrower is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding or brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Note may not be enforced in or by any such court. In any such action or proceeding, such Borrower hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made by certified or registered airmail, postage prepaid, directed to such Borrower at the address shown on the signature page hereof (or at such other address as such Borrower shall last specify to the Bank in writing). Each Borrower designates and appoints the Guarantor, as its agent to receive on its behalf service of all process in any proceeding in any court, such service by registered or certified mail (or any substantially similar form of mail), postage pre-paid, being hereby acknowledged by such Borrower to be effective and binding service in every respect. Nothing contained in this Note shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Note or the banking relationship giving rise to this Note against the Borrowers or their properties in the courts of any other jurisdiction, or any right that Bank may have to serve process in any other manner permitted by law.

     11.9 Counterparts. This Note may be executed in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

     11.10 WAIVER OF JURY TRIAL. EACH BORROWER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS NOTE OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                           [signature pages to follow]

Address:                               HEWITT ASSOCIATES PTY. LTD.
Level 2                                (AUSTRALIA)
88 George Street
The Rocks
Sydney, NSW 2000                       By:   /s/ Michael J. Bennett
                                          ------------------------------------
                                       Title:
                                             ---------------------------------


                                       HEWITT ASSOCIATES SARL (FRANCE)

Address:                               By:   /s/ Vincent Cornet
20, Avenue Andre Malraux                  ------------------------------------
92309 Levallois - Perret Cedex         Title:
                                             ---------------------------------


                                       HEWITT ASSOCIATES GmbH (GERMANY)

Address:                               By:   /s/ Burkhard Furer
Hagenauer Strasse 42                      ------------------------------------
D-65203 Wiesbaden                      Title:
                                             ---------------------------------



Address:                               HEWITT ASSOCIATES LLC
2601-05, Shell Tower,                  (HONG KONG)
Times Square
I Matheson Street, Causeway Bay        By:   /s/ David N. Gueundjian
Hong Kong                                 ------------------------------------
                                       Title:  Office Manager
                                             ---------------------------------


                                       HEWITT ASSOCIATES Srl (ITALY)
Address:
Via Alessandro Volta, 16 - Scala H     By:   /s/ Guido Blasco
20093 Cologno Monzese                     ------------------------------------
                                       Title:  General Manager
                                             ---------------------------------


Address:                               HEWITT ASSOCIATES KABUSHIKI GAISYA
Akasaka Twin Tower                     (JAPAN)
Main Tower 11th Floor
2-17-22, Akasaka, Minato-ku            By:   /s/ Tomoo Shimizu
Tokyo 107                                 ------------------------------------
                                       Title:  Representative Director
                                             ---------------------------------


                                       HEWITT ASSOCIATES LIMITED
Address:                               (NEW ZEALAND)
Level 8, Castrol House
36 Customhouse Quay                    By:   /s/ Grant E. O'Connell
Wellington                                ------------------------------------
                                       Title:  Country Manager
                                             ---------------------------------

                                       HEWITT ASSOCIATES PTE. LTD.
                                       (SINGAPORE)
Address:
Suite 32-06 IBM Towers                 By:   /s/ James J. Dale
80 Anson Road 079907                      ------------------------------------
                                       Title:  Managing Director
                                             ---------------------------------


                                       HEWITT ASSOCIATES S.A. (SPAIN)
Address:
Albacete, 5-6                          By:   /s/ Victor Souto
28027 Madrid                              ------------------------------------
                                       Title:  Country Manager
                                             ---------------------------------


Address:                               HEWITT ASSOCIATES LIMITED (UNITED
Prospect House                         KINGDOM)
Abbey View
St. Albans                             By:   /s/ Peter L. Bennett
Hertfordshire AL1 2QU                     ------------------------------------
                                       Title:  Managing Director
                                             ---------------------------------